VantageMed Announces Fourth Quarter and Fiscal Year 2006 Results

RANCHO CORDOVA, Calif.—March 1, 2007—VantageMed Corporation (OTCBB: VMDC.OB) today announced financial results for the fourth quarter and year ended December 31, 2006.  On February 19, 2007, the Company reported that it had signed a definitive agreement to be acquired by Nightingale Informatix Corporation (TSX-V: NGH) of Ontario, Canada.  The acquisition, expected to close prior to April 15, 2007, is conditioned upon a majority vote of the common stockholders and other customary conditions.

VantageMed reported a profit of $145,000, or $0.01 per basic and diluted share, in the fourth quarter of 2006, compared to a loss of ($303,000), or ($0.02) per share, for the year ago quarter and ($232,000), or ($0.02) per share, for the prior quarter.  Net loss for the year ended December 31, 2006 was ($983,000), or ($0.07) per share, compared to a net loss of ($4.3) million, or ($0.31) per share, for the year ended December 31, 2005.

Revenues

Total revenues for the quarter ended December 31, 2006 were $2.9 million, a decrease of $599,000, or 17.3%, from the year ago quarter and an increase of $251,000, or 9.6%, from the quarter ended September 30, 2006.  Total revenues for the year ended December 31, 2006 were $11.0 million, a decrease of $4.3 million, or 28.3%, from $15.3 million for the year ended December 31, 2005.  The decrease in revenues in the year-over-year periods is primarily a reflection of the Company’s previously stated strategy to discontinue support of legacy technology products and consolidate its practice management customers onto a core set of higher value products.  This process was completed in 2006.

The increase in revenues in the consecutive quarterly periods was primarily the result of a successful sales and marketing promotion that has continued into the first quarter of 2007.  Although this particular program has yielded some continued success in 2007, the Company does not expect the impact to revenues beyond the first quarter of 2007 to be as significant.  VantageMed has also continued to experience growth in recurring revenues(1) associated with its core product group.  Recurring revenues from core products increased 4.2% from $7.6 million in 2005 to $7.9 million in 2006 and in the consecutive quarterly periods increased 2.1% to $2.0 million.

Costs, Expenses and Cash

Over the course of 2006, VantageMed continued to reduce its spending on resources once committed to the support and migration process for the discontinued legacy products and shifted its sales, marketing and operations focus to its core product lines.  Several vendor contracts were renegotiated or restructured during 2006 to reduce ongoing costs which, along with reductions in labor costs, contributed to an improvement in gross margins from 36.3% in 2005 to 51.3% in 2006.  Company staffing levels were reduced to 85 at December 31, 2006 from 130 at December 31, 2005.

The Company generated $405,000 of cash from operations in the fourth quarter of 2006 and reduced its cash usage from operations to $702,000 in 2006 from $4.6 million in 2005.  This considerable reduction in cash usage for the annual periods is due to the significant cost and expense reductions implemented in 2005 and 2006.  Both the year end sales promotion and year end maintenance billings contributed toward the cash generated during the fourth quarter.  As of December 31, 2006, VantageMed had cash and short term investments totaling $820,000.

Management Commentary

Steve Curd, VantageMed’s CEO, commented, “I am pleased to report profitable results of operations during the fourth quarter and a net loss of less than $1 million for the year.  This is the first time we have reported a quarterly profit since I joined VantageMed in November 2004.   These improved financial results helped position VantageMed favorably for the cash offer by Nightingale that we announced last week.  As I stated previously, the market for our core practice management products and services is maturing and we require a robust suite of Electronic Medical Record products to maintain our customer base and facilitate our future growth.  To obtain EMR technology on our own would have required extensive stockholder dilution.  The purchase price and liquidity in the Nightingale offer is fair from a financial point of view, as verified by an independent analysis from Healthcare Growth Partners, Inc.  Also, the combined company will be significantly larger than VantageMed is today, which will allow us to improve support to clients and eliminate expenses associated with our being a public company in the U.S., while the additional scale will enable us to intensify our focus on providing comprehensive, high quality solutions and support services to our customer base.”

VantageMed Acquisition by Nightingale

The definitive agreement with Nightingale Informatix Corporation calls for VantageMed stockholders to receive a fixed price of $0.75 per share.  VantageMed has filed materials related to the merger with the Securities and Exchange Commission and plans to file the proxy statement for the special stockholders meeting before March 15, 2007.

Important Information

In connection with the proposed merger transaction, VantageMed intends to file relevant materials with the Securities and Exchange Commission, including a proxy statement. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF VANTAGEMED’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, they will be available for free (along with any other documents and reports filed by VantageMed with the SEC) at the SEC’s website at www.sec.gov, and VantageMed’s stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from VantageMed. Such documents are not currently available.

VantageMed and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of VantageMed in favor of the proposed merger. A description of the interests of the executive officers and directors in VantageMed is set forth in the proxy statement for VantageMed’s 2006 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 14, 2006, and its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov and from VantageMed by directing a request to VantageMed Investor Relations, (415) 397-2686 or investor@vantagemed.com. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the executive officers and directors in the proposed merger by reading the proxy statement when it becomes available.

(1)             VantageMed defines recurring revenues as revenues derived from sales of software and hardware maintenance contracts and electronic transactions.  Recurring revenue is not a measurement defined by US GAAP and should not be considered an alternative to, or more meaningful than, revenues as defined by US GAAP. Not all companies calculate recurring revenues in the same manner as VantageMed or at all. Accordingly, VantageMed’s recurring revenue data may not be comparable with that of other companies.  VantageMed has included the following information concerning recurring revenues because they believe recurring revenues provide useful information regarding overall revenue mix.

	Three Months Ended			Year Ended
	Dec 31 2006	Sep 30 2006	Dec 31 2005	Dec 31 2006	Dec 31 2005
Recurring (non-GAAP)	$2,090	$2,052	$2,587	$8,485	$11,138
Non-recurring (non-GAAP)	775	562	877	2,475	4,157
Total revenues (GAAP)	$2,865	$2,614	$3,464	$10,960	$15,295

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician, anesthesiologist and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health Anesthesia and our Helper family of Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed or our products, please call 877-879-8633, or visit the company’s Website at www.vantagemed.com.

VANTAGEMED INVESTOR RELATIONS CONTACT:
Kalt Rosen & Co.
Howard Kalt
(415) 397-2686
investor@vantagemed.com <or> kalt@krc-ir.com

VANTAGEMED MEDIA CONTACT:
VantageMed Corporation
Jennifer Morgano Dossetti
(877) TRY-VMED, ext. 4851
media@vantagemed.com

About Nightingale

Nightingale Informatix Corporation is one of North America’s fastest growing healthcare application service providers (ASP).  Nightingale’s Internet-based Electronic Health Record (EHR), Electronic Medical Record (EMR) and practice management solutions are designed to help physicians, clinics, hospitals and other healthcare organizations more efficiently manage their operations and patient records.  Nightingale’s products and services offer physicians in United States and Canada leading-edge functionality for clinical documentation, patient scheduling, resource scheduling, billing, transcription, end-to-end coding and claims processing, data management, work flow tools, laboratory interfaces, documentation management and patient portals, along with other real-time services. The Company’s proprietary offerings of software include myNightingale, Entity and Physician WorkStation, providing physicians with a fully integrated, simple-to-use system that automates daily tasks and creates a single, accessible source of patient data.  For more information about Nightingale please visit their website at www.nightingale.md.

NIGHTINGALE INVESTOR RELATIONS CONTACT:
Dave Mason
Investor Relations
The Equicom Group
(416) 815-0700 x237
dmason@equicomgroup.com

NIGHTINGALE MEDIA CONTACT:
Media Relations
The Equicom Group
(416) 815-0700 x240
cquast@equicomgroup.com

This press release may be deemed to contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are made as of today’s date and we do not undertake any obligation to update forward-looking statements. You can identify such statements by our use of such words as “believe,” “should,” “expect,” “will,” “intends,” and similar words and phrases which denote future events and which may depend on the future performance of the Company. Specifically, these include statements as to our forecasted revenues and success of promotional programs, the expected maintenance and growth of our customer base, our ability to improve upon our products and services, the expected closing of the merger and the expected benefits of the merger. Our assumptions underlying these statements are also forward-looking statements. Forward-looking statements are based on information and assumptions that are dynamic in nature and subject to rapid and sometimes abrupt changes. Our forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the statements.  Our forward-looking statements are also subject to important risks and uncertainties detailed in our latest reports filed with the SEC and available on its website at www.sec.gov.

VantageMed Corporation
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended			Year Ended
	Dec 31 2006	Sep 30 2006	Dec 31 2005	Dec 31 2006	Dec 31 2005
Revenues:
Software and systems	$665	$458	$673	$1,984	$3,126
Customer supportmer support	1,348	1,307	1,846	5,552	8,104
Electronic services	852	849	945	3,424	4,065
Total revenues	2,865	2,614	3,464	10,960	15,295

Cost of revenues:
Software and systems	124	92	230	411	1,138
Customer support	571	626	1,122	2,897	5,894
Electronic services	497	527	635	2,029	2,706
Total cost of revenues	1,192	1,245	1,987	5,337	9,738

Total gross margin	1,673	1,369	1,477	5,623	5,557

Operating expenses:
Selling, general and administrative	1,015	1,063	1,211	4,627	7,082
Product development	392	404	418	1,585	2,184
Depreciation and amortization	27	31	54	145	243
Stock-based compensation	79	82	85	391	334
Asset impairment and restructuring charges	13	—	—	13	(13)
Total operating costs and expenses	1,526	1,580	1,768	6,761	9,830
Income (Loss) from operations	147	(211)	(291)	(1,138)	(4,273)
Interest and other income (expense):
Gain on sale of Hawaii operation	—	—	—	235	—
Interest income	13	6	8	38	60
Interest and other expense	(15)	(27)	(20)	(118)	(67)
Total interest and other income (expense), net	(2)	(21)	(12)	155	(7)
Net income (loss)	$145	$(232)	$(303)	$(983)	$(4,280)
Basic net loss per share	$0.01	$(0.02)	$(0.02)	$(0.07)	$(0.31)
Weighted-average shares—basic	15,359	15,359	14,239	14,869	13,951
Diluted net income (loss) per share	$0.01	$(0.02)	$(0.02)	$(0.07)	$(0.31)
Weighted-average shares—diluted	15,422	15,359	14,239	14,869	13,951

VantageMed Corporation
Consolidated Statements Of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(983)	$(4,280)
Adjustments to reconcile net loss to net cash used for operating activities—
Gain on sale or disposal of assets	(235)	—
Depreciation and amortization	144	242
Bad debt expense (benefit), net of write offs and recoveries	(72)	246
Stock-based compensation	391	334
Changes in assets and liabilities—
Accounts receivable	403	302
Inventories	33	54
Prepaid expenses and other	206	336
Accounts payable and accrued liabilities	(745)	(1,225)
Customer deposits and deferred revenue	156	(620)
Net cash used for operating activities	(702)	(4,611)
Cash flows from investing activities:
Purchases of property and equipment	(29)	(49)
Proceeds from maturity of investments	—	4,000
Purchase of investments	—	(4,000)
Cash proceeds from sale of Hawaii operation	605	—
Net cash provided by (used for) investing activities	576	(49)
Cash flows from financing activities:
Principal payments on long-term debt	(192)	(448)
Proceeds from sale of stock and warrants, net	502	4,576
Proceeds from stock option exercises	—	222
Net cash provided by (used for) financing activities	310	4,350
Net decrease in cash and cash equivalents	184	(310)
Cash and cash equivalents, beginning of period	636	946
Cash and cash equivalents, end of period	$820	$636

VantageMed Corporation
Consolidated Balance Sheets
(In Thousands, Except Share And Per Share Amounts)
(Unaudited)

	Dec 31, 2006	Dec 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$820	$636
Accounts receivable, net of allowance of $173 and $352, respectively	741	1,213
Inventories, net	13	62
Prepaid expenses and other	213	263
Total current assets	1,787	2,174
Property and equipment, net	90	213
Intangibles, net	—	377
Total assets	$1,877	$2,764

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Current portion of long-term debt	$114	$140
Accounts payable	766	1,543
Accrued liabilities	1,182	1,128
Customer deposits and deferred revenue	3,283	3,299
Total current liabilities	5,345	6,110
Long-term portion of restructuring reserve, net of current portion	—	22
Long-term debt, net of current portion	32	42
Total liabilities	5,377	6,174

Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2006 and December 31, 2005	—	—
Common stock, $0.001 par value, 20,000,000 shares authorized; 15,358,745 and 14,239,178 shares issued and outstanding at December 31, 2006 and December 31, 2005	15	14
Additional paid-in capital	78,643	77,751
Accumulated deficit	(82,158)	(81,175)
Total stockholders’ equity (deficiency)	(3,500)	(3,410)
Total liabilities and stockholders’ equity (deficiency)	$1,877	$2,764